Exhibit 99.1

KODIAK ENERGY, INC. Lucy Operations Update

CALGARY, ALBERTA -- (MARKET WIRE) – 21/07/08 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation")  operating in British Columbia (B.C.) as Kodiak Bear Energy, Inc. submitted an application to the B.C. Oil and Gas Commission (“OGC”) for an  extension to test the Muskwa shale gas potential on its leases.  July 15, 2008 was the last day for any external party to file a notice to the application – none were received and thus the approval is expected soon from the OGC.

In Q1 2008, the second drilling operation was completed and the vertical well was cased.  It was determined that the Middle Devonian seismic anomaly was not a reef buildup and the wellbore was cased due to encountering significant gas shows in the Muskwa formation plus having a formation thickness of approximately 60 meters.

We recently received the last of the lab results from the well cuttings – all of which are in the expected range for the Muskwa shales.

As a result of these positive results, Kodiak and partners applied to the OGC to extend the lease.

Kodiak is the operator and an 80% working interest owner of B.C. PNG Lease 44104. This lease is situated on the South East edge of the Horn River Basin and the Muskwa shale gas prospect.  Industry continues to show dramatically increased interest in this shale gas play and several comparisons have been made that the Muskwa shale gas potential is an analogue of the Barnett shale gas fields currently being developed in Texas.

Kodiak has proposed to the OGC a Muskwa evaluation program using vertical and horizontal wellbores that will prove up the lease as an extension of the Horn River Basin.  This is similar to other test programs the industry has used in other areas.

A management discussion including new lab results from the well cuttings, the previously released prospective resource report, and current plans for the project will be posted on the Kodiak web site on Tuesday, July 22, 2008.

Mr. Bill Tighe, President and CEO of Kodiak, stated, “In each of the succeeding years since its inception, Kodiak has progressively added value to each project with strategic exploration plans and has financed and implemented those plans.  Our projects are now moving close to key milestones in the cycle of exploration, development and production.

The planned activities for Lucy will allow Kodiak to validate the potential for us and our partners.  Upon proving up the Muskwa shales to our expected potential, we can either move it into long term production or divest it to one of the adjacent large industry neighbors who can use the expected results to validate their properties.

Kodiak is moving forward with our plans for the subsequent work during the upcoming winter season.  This test and development program would be one of the first Horn River Basin Projects in this area to be put on commercial production.  This program would thus start to validate the overall reserves in the area.  The Lucy property should become one of Kodiak’s major assets for production or disposition.”

About Kodiak

Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration.  Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico as well as a proposed acquisition of Brink Energy via plan of arrangement for properties in southwestern Manitoba, which will provide immediate cash flow to support ongoing development activities.

This press release contains forward-looking statements.  The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business.  The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions.  The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

The information in the Engineering Report referred to herein contains the terms "prospective resources".  Kodiak advises investors that although these terms are recognized and required by Canadian securities regulations (under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities), the US Securities and Exchange Commission does not recognize these terms. Investors are cautioned not to assume that any part or all of the resources in this category will ever be converted into reserves.  In addition, "prospective resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility.  It cannot be assumed that any part of a prospective resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of prospective resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for a "preliminary assessment" as defined under National Instrument 51-101.  Under US rules, investors are cautioned not to assume that part or all of a prospective resource exists, or is economically or legally recoverable.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

Kodiak Energy, Inc.
William Tighe, Chief Executive Officer & President
Phone:  +1-403- 262-8044
Email: info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com